Exhibit 99.B(h)(6)(i)

AMENDED SCHEDULE A

with respect to the

SHAREHOLDER SERVICE PLAN

for

ING MUTUAL FUNDS

CLASS Q SHARES

Name of Fund

ING International Capital Appreciation Fund

ING International Growth Opportunities Fund

ING Global Natural Resources Fund

ING Russia Fund

Date Last Amended: July 15, 2009